UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2016

CommissionFile Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-8809	SCANA Corporation (a South Carolina corporation)	57-0784499
1-3375	South Carolina Electric & Gas Company (a South Carolina corporation)	57-0248695
100 SCANA Parkway, Cayce, South Carolina 29033
(803) 217-9000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 40.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed by SCANA Corporation and South Carolina Electric & Gas Company. Information contained herein relating to any individual registrant is filed by such registrant on its own behalf. South Carolina Electric & Gas Company makes no representation as to information relating to SCANA Corporation or its subsidiaries (other than South Carolina Electric & Gas Company and its consolidated affiliates).

Item 8.01    Other Events.

South Carolina Electric & Gas Company (“SCE&G”), filed on May 26, 2016 a petition (the “Petition”) with the Public Service Commission of South Carolina (the “SCPSC”) seeking approval by the SCPSC of SCE&G’s exercise of an option to fix the total amount to be paid to the consortium consisting of Westinghouse Electric Company, LLC (“WEC”) and Stone & Webster, a subsidiary of WECTEL, LLC, a wholly-owned subsidiary of WEC (together with WEC, the “Consortium”), for the entire scope of work (with limited exceptions) on nuclear Units 2 and 3 (the “New Units”) under construction at SCE&G’s V.C. Summer Nuclear Station after June 30, 2015 at $6.082 billion (SCE&G’s portion being approximately $3.345 billion).
The total amount to be paid under the fixed price option would be subject to adjustment for amounts paid by SCE&G and the South Carolina Public Service Authority (“Santee Cooper”), the joint owners of the New Units, since June 30, 2015. Under the fixed price option, the aggregate delay-related damages under the Engineering, Procurement and Construction Agreement with the Consortium dated May 23, 2008 (the “EPC Contract”), as last amended by the Amendment, dated October 27, 2015 (the “October 2015 Amendment” and together with the EPC Contract, the “EPC Contract as Amended”), is capped at $338 million per New Unit (SCE&G’s 55% portion being approximately $186 million per New Unit), and the completion bonus under the EPC Contract as Amended is $150 million per New Unit (SCE&G’s 55% portion being approximately $83 million per New Unit). The fixed price option would result in SCE&G’s total estimated project costs increasing by approximately $852 million over the approximately $6.8 billion approved by Order No. 2015-661 of the SCPSC in September 2015 (the “September 2015 Order”). The estimated gross construction cost of the New Units under the fixed price option would total approximately $7.7 billion. A reconciliation of these additional costs is set forth below.
The construction schedule reflected in the Petition indicates a guaranteed substantial completion date for Unit 2 of August 2019 and a guaranteed substantial completion date for Unit 3 of August 2020. These dates were established by the Consortium in the October 2015 Amendment. Based upon the filing date of the Petition and statutory requirements, SCE&G anticipates that the SCPSC will issue an order in response to the Petition on or before November 28, 2016.
Pursuant to the October 2015 Amendment, SCE&G and Santee Cooper have until November 1, 2016, to exercise the fixed price option conditioned upon the receipt by SCE&G of regulatory approvals (which condition may be waived by SCE&G). The effectiveness of the fixed price option is also subject to the concurrence of Santee Cooper in the exercise of the option. SCE&G has given notice to the Consortium it will exercise the fixed price option upon satisfaction of the conditions to exercise. While the Base Load Review Act (the “BLRA”) provides that the SCPSC shall grant the Petition for modification if the record justifies a finding that the change is not the result of imprudence by SCE&G, SCE&G cannot predict the outcome of this regulatory process.
If the exercise of fixed price option is not approved by the SCPSC or if Santee Cooper does not concur in the exercise of the fixed price option, then SCE&G intends to submit an additional petition to the SCPSC under the BLRA to update the construction schedule and project costs based upon the schedule and costs determined under the October 2015 Amendment in the absence of the exercise of the fixed price option.

The following sets forth, based upon the estimates set forth in the Petition, the details of the total increase in project costs (SCE&G’s 55% portion) assuming the exercise of the fixed price option:

Costs to Exercise the Fixed Price Option	($ millions)
EPC Contract Costs
Amended EPC Costs	$137
Reversal of Previously Considered Liquidated Damages	86
Fixed Price Option Costs	505
Change Orders	53
Subtotal of EPC Contract Costs		$781

Owner’s Costs		21
Transmission Costs		4
Total Increase in Costs to Exercise the Fixed Price Option		806

Escalation		3
AFC		43
Total Increase in Project Costs		$852

Total revised project cash flows for new nuclear construction are anticipated to be $956 million, $1,343 million and $980 million for the years 2016, 2017 and 2018, respectively. These figures represent increases (decreases) of ($210 million), $330 million and $303 million as compared to the estimated capital expenditures for new nuclear development for these years as presented in the Liquidity and Capital Resources discussion in Item 7 of the Form 10-K filed by SCANA Corporation and South Carolina Electric & Gas Company on February 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. The signature of each registrant shall be deemed to relate only to matters having reference to such registrant and any subsidiaries thereof.

SCANA Corporation
South Carolina Electric & Gas Company
(Registrants)

Date: May 26, 2016	By:	/s/James E. Swan, IV
James E. Swan, IV
Vice President and Controller